SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                           ORATEC Interventions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68554M-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-1(c)

              [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 15 Pages
                            Exhibit Index on Page 13

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 68554M-10-8                                             13 G                  Page 2 of 15 Pages
---------------------------------------------------------- ------------------- --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Ventures III, L.P. ("DV III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,330,542 shares, except that Delphi Management Partners III,L.L.C.
           OWNED BY EACH                      ("DMP III"), the general partner of DV III, may be deemed to have sole
             REPORTING                        power to vote these shares, and James R. Bochnowski ("Bochnowski"),
              PERSON                          David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"), the
               WITH                           members of DMP III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,330,542 shares, except that DMP III, the general partner of DV III, may be deemed to have sole power to dispose of these shares, and
                                              Bochnowski, Douglass and Lothrop, the members of DMP III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,330,542
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.49%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 68554M-10-8                                             13 G                  Page 3 of 15 Pages
---------------------------------------------------------- ------------------- --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi BioInvestments III, L.P. ("DBI III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       23,954 shares, except that DMP III, the general partner of DBI III,
           OWNED BY EACH                      may be deemed to have sole power to vote these shares, and Bochnowski,
             REPORTING                        Douglass and Lothrop, the members of DMPIII, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              23,954 shares, except that DMP III, the general partner of DBI III, may be deemed to have sole power to dispose of these shares, and
                                              Bochnowski, Douglass and Lothrop, the members of DMPIII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       23,954
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.12%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 68554M-10-8                                             13 G                  Page 4 of 15 Pages
---------------------------------------------------------- ------------------- --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Management Partners III, L.L.C. ("DMP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,354,496 shares, of which 1,330,542 are directly owned by DV III and
           OWNED BY EACH                      23,954 are directly owned by DBI III.  DMP III, the general partner of
             REPORTING                        DV III and DBI III, may be deemed to have sole power to vote these
              PERSON                          shares, and Bochnowski, Douglass and Lothrop, the members of DMP III,
               WITH                           may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  DMP III, the general partner of
                                              DV III and DBI III, may be deemed to have sole power to dispose of these shares, and Bochnowski, Douglass and Lothrop, the members of
                                              DMP III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,354,496
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.61%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 68554M-10-8                                             13 G                  Page 5 of 15 Pages
---------------------------------------------------------- ------------------- --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James R. Bochnowski ("Bochnowski")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  Bochnowski is a member of DMP
                                              III, the general partner of DV III and DBI III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  Bochnowski is a member of DMP
                                              III, the general partner of DV III and DBI III, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,354,496
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.61%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 68554M-10-8                                             13 G                  Page 6 of 15 Pages
---------------------------------------------------------- ------------------- --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David L. Douglass ("Douglass")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  Douglass is a member of DMP
                                              III, the general partner of DV III and DBI III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  Douglass is a member of DMP
                                              III, the general partner of DV III and DBI III, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,354,496
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.61%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------------------------------- ------------------- --------------------------------------
CUSIP NO. 68554M-10-8                                             13 G                  Page 7 of 15 Pages
---------------------------------------------------------- ------------------- --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Donald J. Lothrop ("Lothrop")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  Lothrop is a member of DMP III, the general partner of DV III and DBI III, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,354,496 shares, of which 1,330,542 are directly owned by DV III and
                                              23,954 are directly owned by DBI III.  Lothrop is a member of DMP III, the general partner of DV III and DBI III, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,354,496
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.61%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                                              Page 8 of 15 Pages


ITEM 1(A).        NAME OF ISSUER:

                  ORATEC Interventions, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3700 Haven Court
                  Menlo Park, CA  94025

ITEM 2(A).        NAME OF PERSON FILING:

                  This statement is filed by Delphi Ventures III, L.P, a Delaware limited partnership ("DV III"), Delphi BioInvestments III, L.P., a Delaware limited partnership ("DBI III"), and Delphi Management Partners III, L.L.C., a Delaware limited liability company ("DMP III"), James R. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  DMPIII is the general partner of DV III and DBI III and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV III and DBI III. Bochnowski, Douglass and Lothrop are the members of DMP III and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV III and DBI III.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Road
                  Building 1 - Suite 135
                  Menlo Park, CA  94025

ITEM 2(C)         CITIZENSHIP:

                  DV III and DBI III are Delaware limited partnerships. DMP III is a Delaware limited liability company. Bochnowski, Douglass and Lothrop are United States citizens.

ITEM 2(D) AND ITEM 2(E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER:

                  Common Stock
                  CUSIP # 68554M-10-8

ITEM 3.           Not Applicable.

                                                              Page 9 of 15 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                           (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                    (i)  Sole  power  to vote or to  direct  the
                                    vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                    (ii)  Shared  power to vote or to direct the
                                    vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                    (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                    (iv)  Shared  power to  dispose or to direct
                                    the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of DV III and DBI III, and the limited liability company agreement of DMP III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

                                                             Page 10 of 15 Pages


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

                                                             Page 11 of 15 Pages


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 2001


                                DELPHI VENTURES III, L.P., a Delaware
                                Limited Partnership


                                By:  Delphi Management Partners III, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its General Partner



                                By:    /s/  James R. Bochnowski
                                       ---------------------------------------
                                       James R. Bochnowski
                                       Member


                                DELPHI BIOINVESTMENTS III, L.P., a Delaware
                                Limited Partnership

                                By:  Delphi Management Partners III, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its General Partner



                                By:    /s/  James R. Bochnowski
                                       ---------------------------------------
                                       James R. Bochnowski
                                       Member


                                DELPHI MANAGEMENT PARTNERS III, L.L.C.,
                                a Delaware Limited Liability Company


                                By:    /s/  James R. Bochnowski
                                       ---------------------------------------
                                       James R. Bochnowski
                                       Member

                                                             Page 12 of 15 Pages



                                JAMES R. BOCHNOWSKI


                                By:    /s/  James R. Bochnowski
                                       ---------------------------------------
                                       James R. Bochnowski


                                DAVID L. DOUGLASS


                                By:    /s/  David L. Douglass
                                       ---------------------------------------
                                       David L. Douglass


                                DONALD J. LOTHROP



                                By:    /s/  Donald J. Lothrop
                                       ---------------------------------------
                                       Donald J. Lothrop

                                                             Page 13 of 15 Pages


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  14

                                                             Page 14 of 15 Pages

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ORATEC Investments, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 2001


February 7, 2001                DELPHI MANAGEMENT PARTNERS III, L.L.C.,
                                a Delaware Limited Liability Company



                                By:   /s/  James R. Bochnowski
                                      ---------------------------------------
                                      James R. Bochnowski, Member


February 7, 2001                DELPHI VENTURES III, L.P.,
                                a Delaware Limited Partnership

                                By:   Delphi Management Partners III, L.L.C.
                                      a Delaware Limited Liability Company
                                      Its General Partner



                                By:   /s/  James R. Bochnowski
                                      ---------------------------------------
                                      James R. Bochnowski, Member


February 7, 2001                DELPHI BIOINVESTMENTS III, L.P.,
                                a Delaware Limited Partnership

                                By:   Delphi Management Partners III, L.L.C.
                                      a Delaware Limited Liability Company
                                      Its General Partner



                                By:   /s/  James R. Bochnowski
                                      ---------------------------------------
                                      James R. Bochnowski, Member

                                                             Page 15 of 15 Pages



February 7, 2001


                                By:   /s/  James R. Bochnowski
                                      ---------------------------------------
                                         James R. Bochnowski


February 7, 2001


                                By:   /s/  David L. Douglass
                                      ---------------------------------------
                                      David L. Douglass


February 7, 2001


                                By:   /s/  Donald J. Lothrop
                                      ---------------------------------------
                                      Donald J. Lothrop